EXHIBIT 12
                                 TRIBUNE COMPANY

               COMPUTATION OF RATIOS OF EARNINGS TO FIXED CHARGES
                          (In thousands, except ratios)

                                                        First Quarter                    Fiscal Year Ended December
                                                            Ended        --------------------------------------------------------
                                                           3/29/98           1997        1996        1995        1994        1993
                                                        -------------    --------    --------    --------    --------    --------
Income from continuing operations                         $ 70,077       $393,625    $282,750    $245,458    $233,149    $204,646

Add:
     Income tax expense                                     47,250        265,375     191,663     167,076     158,698     142,212
     Losses on equity investments                           14,325         34,696      13,281      13,209       9,739       1,857
                                                          --------       --------    --------    --------    --------    --------
        Subtotal                                           131,652        693,696     487,694     425,743     401,586     348,715
                                                          --------       --------    --------    --------    --------    --------

Fixed charge adjustments
  Add:
     Interest expense                                       21,140         86,502      47,779      21,814      20,585      24,660
     Amortization of capitalized interest                      518          2,076       2,108       2,253       2,362       2,392
     Interest component of rental expense (A)                2,728         10,416       9,362       8,200       8,236       8,732
                                                          --------       --------    --------    --------    --------    --------

Earnings, as adjusted                                     $156,038       $792,690    $546,943    $458,010    $432,769    $384,499
                                                          ========       ========    ========    ========    ========    ========

Fixed charges:
     Interest expense                                     $ 21,140       $ 86,502    $ 47,779    $ 21,814    $ 20,585    $ 24,660
     Interest capitalized                                        -            224         168         610           -       1,099
     Interest component of rental expense (A)                2,728         10,416       9,362       8,200       8,236       8,732
     Interest related to guaranteed ESOP debt (B)            3,918         17,901      20,134      22,057      24,017      25,742
                                                          --------       --------    --------    --------    --------    --------

Total fixed charges                                       $ 27,786       $115,043    $ 77,443    $ 52,681    $ 52,838    $ 60,233
                                                          ========       ========    ========    ========    ========    ========

Ratio of earnings to fixed charges                             5.6            6.9         7.1         8.7         8.2         6.4
                                                          ========       ========    ========    ========    ========    ========

 (A) Represents a reasonable approximation of the interest cost component of rental expense incurred by the Company.

 (B) Tribune Company guarantees the debt of its Employee Stock Ownership Plan
     (ESOP).